Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners reports crude oil leak in Romeoville, Illinois

HOUSTON, Sept. 9, 2010 – Enbridge Energy Partners, L.P. (NYSE:EEP) (the “Partnership”) is reporting a leak on Line 6A of the Lakehead System in Romeoville, Illinois. The line was shut down within minutes.

No injuries have been reported. Oil was released onto a roadway and then into a retention pond. There is no current estimate of the size of the crude oil leak.

Enbridge personnel are on site and booms have been deployed as a precautionary measure. The product is being vacuumed by vacuum trucks. Additional equipment and personnel are en route.

“As with all pipeline spills, Enbridge is treating this situation as a top priority,” said Terrance McGill, President of the Partnership. “Safety is our top priority and Enbridge will do everything we can to minimize the impact on the environment, neighboring landowners and communities. Enbridge’s environmental response team is working closely with local agencies and all emergency officials to complete the clean up as quickly as possible.”

Enbridge has notified and is working with the appropriate regulators and emergency officials. The cause of the release has not been determined.

Line 6A is a 34-inch, 670,000 barrel-per-day line transporting light synthetics, heavy and medium crude oil from Superior, Wisconsin, to Griffith, Indiana. It is part of the Partnership’s Lakehead System.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States, including the Enbridge North Dakota System. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 per cent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 per cent of refinery demand in that region.

EEP’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (NYSE: EEQ) (www.enbridgemanagement.com) manages the business and affairs of EEP and its sole asset is an approximate 14 per cent interest in EEP. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the general partner and holds an approximate 27 percent interest in EEP.

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “expect,” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media

Glenn Herchak

(403) 508-6563

Toll free: 1-800-992-0997

Email: glenn.herchak@enbridge.com

or

Investment Community

Douglas Montgomery

Toll-free: (866) EEP INFO or (866) 337-4636

Email: eep@enbridge.com

Website: www.enbridgeus.com